Exhibit 99.1

Contacts:

Stephen A. Hill, CEO
Jean M. Devine, Director of IR
ArQule, Inc.
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE REACHES MILESTONES IN AGREEMENT WITH PFIZER

AND REVISES FINANCIAL GUIDANCE FOR 2003

Woburn, Mass. Dec. 19, 2003 — As a consequence of achieving certain 2003 goals for its collaboration with Pfizer Inc., ArQule, Inc. (Nasdaq: ARQL) today announced an increase in its expected revenues for fiscal year 2003.  Some payments, which had been anticipated in January 2004, will now be paid in December 2003.  As a result, ArQule is updating financial guidance for the year ended December 31, 2003.  The Company expects to release its final results for 2003 and provide financial guidance for 2004 in mid-February 2004.

“I am pleased with ArQule’s success in meeting Pfizer goals and appreciate the hard work of our employees who have continued to excel in this collaboration,” said Dr. Stephen A. Hill, ArQule’s President and CEO.  “Consistent with prior communications about ArQule’s strategy and business model, we intend to prioritize management of cash flow to provide optimal support for our internal oncology programs. It should be noted that these early payments from Pfizer will not be included in our 2004 expectations. Moreover, following the successful completion of our three-year collaboration with Bayer, we do not anticipate any revenues from Bayer after 2003. As noted in the past, our revenue is likely to vary from quarter to quarter.”

ArQule now expects 2003 revenues to range between $63 and $65 million.  This increase from prior guidance of $58 to $60 million reflects revenues from meeting certain goals in the Pfizer collaboration. The achievement of ArQule’s 2003 collaboration goals triggers a $3 million equity investment from Pfizer. This marks the final of three planned investments in ArQule stock, for a total of $18 million, made by Pfizer since December 2001.

Updating the rest of its guidance for 2003, ArQule now expects: the total cost of revenue to range between $36 and $37 million; total research and development expense to range between $19 and $20 million; marketing, general and administrative expense to range between $9 and $10 million; and net investment income to range between $500,000 and $600,000. ArQule now expects its net loss for 2003 to range between $29 and $31 million, a reduction from previous guidance of $37 to $39 million. This figure includes the impact of the in-process research and development charge of approximately $30 million related to the close of the Cyclis acquisition. ArQule now expects its net use of cash to range between $11 and $13 million, a reduction from previous guidance of $22 to $24 million. This includes payment of substantially all of Cyclis’ liabilities of approximately $5 million and the cash portion of the purchase price and closing-related costs of $7 million.

(more)

ArQule/2

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform.  ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. The Company’s lead programs are ARQ 501 for solid cancers, presently in Phase 1 clinical trials, and ARQ 101, an optimized small-molecule compound targeting p38 MAP Kinase for rheumatoid arthritis, presently in preclinical (GLP-tox) studies.  In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ability to integrate successfully ArQule’s biology experience and the ACTSM platform with its small-molecule chemistry expertise; the ability to improve the treatment of cancer patients; the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; payments may not be received on a timely basis resulting in inaccuracies of the financial projections contained herein; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2003, its Form S-3 filed with the Commission on October 8, 2003 and its Form 10-Q filed with the Commission on November 12, 2003.  The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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